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                                                                     EXHIBIT 8.2


                                                              September 22, 2000


Terra Networks, S.A.
Via de las Dos Castillas, 33
Complejo Arica
Edificio 1
Pozuelo de Alarcon
28223 Madrid, Spain

Ladies and Gentlemen:


     We have acted as counsel for Terra Networks, S.A. ("TERRA"), a Spanish corporation, in connection with the execution of the Amended and Restated Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") dated as of September 20, 2000 among Terra, Lycos, Inc. ("LYCOS") and Lycos Virginia, Inc., a wholly owned subsidiary of Lycos ("LYCOS VIRGINIA"), pursuant to which
(i) Lycos will be merged with and into Lycos Virginia, with Lycos Virginia surviving (the "REINCORPORATION MERGER") and (ii) a statutory share exchange will be effected pursuant to the Virginia Stock Corporation Act such that Lycos Virginia will become a wholly-owned subsidiary of Terra (the "SHARE EXCHANGE" and, together with the Reincorporation, the "REORGANIZATIONS"), and the filing with the Securities and Exchange Commission of the Registration Statement on Form F-4 dated as of September 22, 2000 (the "REGISTRATION STATEMENT") which includes the proxy statement of Lycos and the prospectus of Terra. Any capitalized term used but not defined herein shall have the meaning given to such term in the Reorganization Agreement. This opinion is delivered pursuant to
Section 8.1(f) of the Reorganization Agreement.



     In connection with this opinion, we have examined the Reorganization Agreement and the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, for purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined; (ii) that the Reorganizations will be consummated in the manner contemplated by the Reorganization Agreement and the Registration Statement; and (iii) that the representations made to us by Terra and Lycos in the Registration Agreement and in their respective letters to us dated September 22, 2000 and delivered to us for purposes of this opinion are true, accurate and complete and will remain so.


     Based upon the foregoing, in our opinion, (i) each of the Reincorporation Merger and the Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); (ii) Lycos and Lycos Virginia will each be a party to the reorganization within the meaning of Section 368(b) of the Code with respect to the Reincorporation Merger and Lycos Virginia and Terra will each be a party to the reorganization within the meaning of Section 368(b) of the Code with respect to the Share Exchange; (iii) no gain or loss will be recognized by Lycos or Lycos Virginia as a result of the Reincorporation Merger or by Lycos Virginia as a result of the Share Exchange; and (iv) no gain or loss will be recognized by the shareholders of Lycos who exchange all of their Lycos Common Stock solely for shares of Lycos Virginia Common Stock pursuant to the Reincorporation Merger and no gain or loss will be recognized by shareholders of Lycos Virginia who exchange all of their Lycos Virginia Common Stock solely for Terra Stock pursuant to the Share Exchange except with respect to cash received in lieu of a fractional share interest in Terra Stock and except in the case of any shareholder of Lycos or Lycos Virginia that is a U.S. person and a "five-percent transferee shareholder" as defined in Treas. Reg. Section 1.367(a)-3(c)(5)(ii) that has not entered into a five-year gain recognition agreement in the form provided in Treas. Reg. Section 1.367(a)-8.

     The opinion expressed herein is based on existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon
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if there is a change in applicable law between the date hereof and the date on which the Reorganizations are effected. In addition, our opinion is based solely on the documents that we have examined and the representations contained in the letters from Terra and Lycos referred to above, which we have assumed will be true as the effective time of the Reorganization. Our opinion cannot be relied upon if any of the facts pertinent to the United States federal income tax treatment of the Reorganizations stated in such documents or any of the representations contained in the letters from Terra and Lycos referred to above is, or later becomes, inaccurate.

     This opinion is being provided solely for the benefit of Terra. No other person or party will be entitled to rely on this opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the Registration Statement under the caption "Material U.S. Federal Income Tax Considerations." In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          DAVIS POLK & WARDWELL